Exhibit 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common stock, par value $0.0001 per share, of Polaryx Therapeutics, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Dated: February 5, 2026

MSTONE PARTNERS HEALTHCARE LIMITED		MBSTONE BIOTECH FLAGSHIP LIMITED

By:	/s/ Alex Keun Mo Yang	By:	/s/ Alex Keun Mo Yang
Alex Keun Mo Yang		Alex Keun Mo Yang
Chief Executive Officer		Chief Executive Officer

MSTONE PEDIAORPHAN SINGAPORE I PTE. LIMITED

By:	/s/ Alex Keun Mo Yang	By:	/s/ Alex Keun Mo Yang
Alex Keun Mo Yang		Alex Keun Mo Yang
Chief Executive Officer